TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF U.S. COAST GUARD MULTI-YEAR MAINTENANCE CONTRACT ON USCGC HEALY (WAGB-20)

Total Pages – 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON…November 2, 2010…Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation (“Todd Pacific”), a multi-year maintenance contract on the icebreaker USCGC Healy (WAGB-20) (“Healy”).  The award is for a Multi-Option Firm Fixed-Price supply contract that will be in effect from November 2010 to February 2015 (Contract No. HSCG85-11-C-P45631).  It provides for the periodic pier-side maintenance of the Healy and is to be accomplished at the U.S. Coast Guard Base Support Unit in Seattle, Washington.  Todd Pacific estimates the value of the contract to be in the range of $19 million over the contract period, if all options are exercised. There is no assurance that all options will be exercised, in whole or in part.

The work to be performed under the Multi-Option Firm Fixed-Price supply contract   represents the second such contract for pier-side maintenance of the Healy awarded to Todd Pacific.  The first such contract was awarded in 2005.  The Healy was placed in service in 2000 and is the newest icebreaker in the Coast Guard fleet.  The Healy is homeported in Seattle, Washington along with the Polar Class Icebreakers, Polar Sea and Polar Star.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.